Exhibit 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-4 No. 333-140195) of Expedia, Inc. and in the related Prospectus,

(2)	Registration Statement (Form S-8 No. 333-127324) pertaining to the Expedia, Inc. 2005 Stock and Annual Incentive Plan, the Expedia, Inc. 401(k) Retirement Savings Plan, and the Expedia, Inc. Deferred Compensation Plan for Non-Employee Directors of Expedia, Inc., and

(3)	Registration Statement (Form S-4/A No. 333-124303-01) of Expedia, Inc.;
of our report dated April 18, 2005 (except for 2004 combining financial information in Note 19, as to which the date is January 22, 2007), with respect to the combined financial statements of Expedia, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
New York, New York
February 26, 2007